Our ref:	AK\6633294v1
Your ref:
Date:	3 December 2012

Dear Sirs

Morria Biopharmaceutials plc

We act as legal advisers to Morria Biopharmaceuticals plc, a public limited company formed under the laws of England and Wales (Company) in connection with the filing of registration statement and form F1 (Registration Statement) to be filled by the Company with the United States Securities and Exchange Commission under the United States Securities Act 1933 as amended (Act) relating to all the issue by the company of certain Ordinary Shares and Warranties.

1.	Documents

For the purposes of this opinion we have examined the following documents (collectively, the Documents):

1.1	memorandum of association of the Company as held on the register by the Registrar of Companies at Companies House, downloaded from the Companies House website on 28 November 2012 (Memorandum);

1.2	the articles of association of the Company as held on the register by the Registrar of Companies at Companies House downloaded from the Companies House website on 28 November 2012 (Articles);

1.3	the draft copy of the New York Law Securities Purchase Agreement;

1.4	draft copy of New York law-governed warrants to acquire ordinary shares in the Company to be issued to the relevant Holders (Warrants);

1.5	draft copy of a New York law-governed registration rights agreement between the Company and the Buyers (Registration Rights Agreement);

Documents 1.3 to 1.5 will be referred to as the Transaction Documents;

1.6	copy resolutions of the Company in general meeting held by the Company on 13 June 2007 and 28 June 2012 authorising the directors to allot shares and to disapply pre-emption rights for a period of five years;

1.7	minutes of the board of directors of the Company dated 19 March 2012, 2 April 2012, 29 August 2012, 30 November 2012 authorising the issuing of certain warrants and shares;

1.8	a copy of the register of members of the Company dated 27 November 2012; and

1.9	two e-mails from the Company secretary dated 28 November 2012 and 30 November 2012 stating that the Company has sufficient head room to issue certain shares being issued by the Company pursuant to the Transaction Documents.

We have relied upon the Documents without independent investigation of the matters provided for in such Documents for the purpose of providing our opinions expressed below. The Transaction Documents that we have reviewed are the drafts sent to us by e-mail dated 26 November 2012 and we have not reviewed final executed versions of the Transaction Documents.

2.	Assumptions

For the purposes of this opinion we have assumed without investigation:

2.1	that the Documents (whether originals or copies) are authentic and complete, that all signatures (to the extent that there are any) are genuine and that all Documents identified as copies conform with their originals;

2.2	that the final form Transaction Documents are in the same form as those circulated to us in draft form on 26 November and that there have been no changes from those drafts;

2.3	that the information disclosed by our online searches on 28 November 2012 of the register and public documents of the Company at Companies House and our enquiries of the Central Registry of Winding Up Petitions in relation to the Company was then accurate and has not since then been altered;

2.4	that the information supplied to us by the Company secretary in respect of the issued and allotted share capital and in respect of any share options and warrants issued by the Company is correct;

2.5	the absence of any other arrangements between any of the parties to the Transaction Documents which modify or supersede any of the terms of such documents;

2.6	that the resolutions of the board of directors of the Company were duly passed at properly convened meetings of duly appointed directors of the Company at which a quorum was present throughout, have not been amended or rescinded and are in full force and effect;

2.7	the capacity, power, authority and ability of each of the parties other than the Company to enter into, carry out and fulfil their obligations and liabilities in connection with the Transaction Documents and that each of the parties other than the Company is currently in good standing in its jurisdiction of registration;

2.8	the due execution and delivery of the Transaction Documents, in compliance with all requisite corporate authorisations and in compliance with the laws of all jurisdictions (other than England and Wales), by each of the parties to them (other than the Company);

2.9	the choice of law under each of the Transaction Documents expressed to be governed by any law other than by English law was made for a lawful and proper purpose and is a valid and binding choice under the relevant law;

2.10	that the persons executing each of the Transaction Documents, other than the Company, were duly authorised to do so and had the power to bind the applicable party;

2.11	that the execution and delivery of any of the Transaction Documents by any relevant party was a proper use of its directors’ powers and in its best interests, that the exercise of its rights and performance of its obligations under such Transaction Documents will be of material commercial benefit to the Company and that, immediately after the execution of the relevant Transaction Documents, the relevant party was solvent;

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2.12	that, except as to those matters of law on which we give this opinion, the representations and warranties given by each party in the Transaction Documents were at all relevant times and remain true and accurate;

2.13	no bad faith and an absence of fraud, coercion, duress or undue influence by or on behalf of any of the parties to any of the Transaction Documents or their respective directors, employees, agents and advisers;

2.14	that there is nothing in the laws of any applicable jurisdiction (other than England and Wales) which prohibits or limits or prevents the Company or any other party to the Transaction Documents from executing or entering into the Transaction Documents or any document referred to in the Transaction Documents or fulfilling all of the obligations and covenants set out in the Transaction Documents or any document referred to in the Transaction Documents. Furthermore, there is nothing in the laws of any jurisdiction, other than England and Wales, which limits, prevents or prohibits any other party to the Transaction Documents from exercising any of the rights granted to them under any of the Transaction Documents or any document referred to in the Transaction Documents;

2.15	that there are no provisions of the laws of any applicable jurisdiction, other than England and Wales, which would be contravened by the execution, delivery or performance of the Transaction Documents or any document referred to in the Transaction Documents and that, in so far as any obligation under the Transaction Documents or any document referred to in the Transaction Documents falls to be performed in any jurisdiction, other than England and Wales, its performance will not be illegal or adversely affected by virtue of the laws or regulations of or applicable in that jurisdiction;

2.16	that none of the parties who are party to the Transaction Documents, or who have received any prospectuses in relation to the Company, or any documents relating to any matters relating to the Transaction Documents are resident in or were in the United Kingdom at the time they entered into or received any such documents and that no funds whatsoever are being raised by the Company from any individuals, companies or entities in the United Kingdom

2.17	to the extent that the obligations of any of the parties may be dependent upon such matters:

2.17.1	that each party (other than the Company) to the Transaction Documents is duly incorporated and organised and validly existing under the laws of its incorporation; and

2.17.2	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of England and Wales, in respect of the lawful execution or performance of the Transaction Documents and in order to ensure that the Transaction Documents are binding upon and enforceable against such parties have been or will be done, fulfilled, undertaken or obtained;

2.18	the accuracy and completeness of all corporate minutes, resolutions, certificates, registers and records contained in the Documents;

2.19	that the Memorandum filed with the Registrar of Companies was true, complete and up to date as at the date of this opinion;

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2.20	that, as at the date of this opinion:

2.20.1	the Company has not passed a voluntary winding up resolution;

2.20.2	no petition has been presented or any steps taken in contemplation of, or order made for the winding up or administration of the Company;

2.20.3	no administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets;

2.20.4	no meeting of the members and creditors of the Company has approved proposals for a voluntary arrangement pursuant to section 4A Insolvency Act 1986; and

2.20.5	the Company has not obtained a moratorium under part II of schedule A1 Insolvency Act 1986 in respect of its indebtedness nor has anything been done by it, or on its behalf, for the purposes of obtaining a moratorium; and

2.21	that the opinions expressed below will not be affected by the laws of any jurisdiction (other than England and Wales).

3.	Opinion

Based upon and subject to the above, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion as follows:

3.1	the Registration Statement refers to the following classes of securities to be registered:

Title of each class of securities to be registered	Amount to be registered
Ordinary Shares £0.01 par value per share (Ordinary Shares)	984,058
Ordinary Shares underlying April 2012 senior secured convertible notes (April Shares)	892,073
Ordinary Shares underlying April 2012 Warrants (April Warrants)	892,073
Ordinary Shares underlying November 2012 Warrants (November Warrants)	499,748
Ordinary Shares underlying August 2012 Warrants (August Warrants)	232,558

The only shares to have been issued to date or which are about to be issued are the Ordinary Shares. The April Shares, the April Warrants, the November Warrants and the August Warrants (collectively Warrants) solely have the right to call for shares in the future and do not relate to shares which have actually been issued or be about to be issued.

3.2	the Company is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales;

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3.3	other than in respect to the European Shares referred to in paragraph 3.5 subject to the relevant application being made and the subscription price for the Ordinary Shares (which cannot be less than par value) being paid, and the registration of the Ordinary Shares in the register of members, the Ordinary Shares issued by the Company in accordance with the Agreement will be duly authorised, validly issued and fully paid;

3.4	the Warrants have been properly issued subject to the relevant application being made and the subscription price (which cannot be less than par value) being paid and the directors of the Company resolving in a validly convened board meeting to issue such Shares, and the registration of the new Shares in the register of members, the Ordinary Shares to be issued pursuant to the Warrants when issued and paid for upon exercise of the Warrants in accordance with their terms, will be duly authorised, validly issued and fully paid;

3.5	233,558 Ordinary Shares issued to European International Inc. have been duly authorised, validly issued and assuming that payment has been made in full pursuant to the terms of issue, fully paid.

4.	Reservations

Our reservations are as follows:

4.1	we express no opinion as to any law other than English law in force at and as interpreted at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular, we have not independently investigated the laws of the United States or of any state within the United States for the purpose of this opinion or in connection with the Transaction Documents or the transactions contemplated by them and we have no knowledge as to how the laws of any jurisdiction (other than England and Wales) might impact on the obligations of the Company or any other party to the Transaction Documents arising from any of the Transaction Documents;

4.2	we express no opinion as to any document other than the Transaction Documents;

4.3	the Warrants contain certain rights referring to a cashless exercise of shares. Shares in the Company may not be able to be issued on a cashless basis if at least the par value of any share is not paid to the Company;

4.4	without limiting any other assumption or reservation made in this opinion, we have not investigated whether the Company or any other party to any of the Transaction Documents is or will by reason of the execution of, or the transactions contemplated by, the Transaction Documents or any document referred to in the Transaction Documents be in breach of any of its obligations under any licence, authorisation, consent, agreement or document, other than, in respect of the Company the Articles and the Memorandum;

4.5	we express no opinion as to the tax treatment or consequences of the Transaction Document or the transactions contemplated by them including in the transfer of any shares in the share capital of the Company;

4.6	we have not carried out any of the due diligence other than as specifically stated in the Opinion concerning any factual matters relating to the transaction arising out of any Transaction Documents, including having made no investigation into the truthfulness or accuracy of any of the warranties or representations given by the Company. Furthermore, we have not reviewed the registration statement.

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5.	Benefit of opinion

This opinion is given to the addresses for the sole benefit of the addresses and for the purpose of the Transaction Documents. It is given on condition that (1) it is governed by and will be construed in accordance with English law as at today’s date and we accept no responsibility for any change in English law after today’s date and (2) any action arising out of it is subject to the exclusive jurisdiction of the English courts and (3) our total (and where appropriate, aggregate) liability to all addresses in accordance with the provision of this letter and the opinions contained herein is limited to a maximum of £3,000,000. This opinion may not be delivered to nor relied upon by any other person or for any other purpose and is not to be quoted or referred to in any document or filed with any person, except in any case with our prior written consent. Notwithstanding the foregoing, we agree that this opinion may be disclosed on a non-reliance basis and subject to our being notified in advance to (i) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings and (ii) the officers, employees, auditors and professional advisers of any addressee, provided that such person agrees not to further disclose this opinion or its contents to any other person, other than as permitted above, without our prior written consent.

Yours faithfully

Fladgate LLP

Direct Dial +44 (0)20 3036 7352

Direct Fax +44 (0)20 3036 7852

akelman@fladgate.com

6	3 December 2012